Exhibit 10.3

2021 Target Bonus Program

On September 28, 2021, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NeoPhotonics Corporation (the “Company”) approved a 2021 incentive bonus program (the “2021 Bonus Program”) for the Company’s executive officers and other employees. The Compensation Committee structured target bonuses for the fiscal year 2021 so that payouts would be determined based in part on achievement against corporate objectives, including:

•Non-GAAP net income from operations for the fiscal year 2021;

•Free cash flow for the fiscal year 2021; and

•Completion of research and development product milestones in fiscal year 2021.

For target bonuses for the fiscal year 2021, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives that were previously established in the first quarter. While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned. For executives other than the chief executive officer, individual performance goals will also be included in the 2021 Bonus Program.

It is expected that, at the end of 2021 or in the first quarter of 2022, the Compensation Committee will review the Company’s fiscal year 2021 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2021.

The Compensation Committee did not make any changes to the target bonus percentages for the Company’s “named executive officers” from 2020, which are as follows:

Named Executive Officer	2021 Target Bonus Percentage
Timothy S. Jenks, President and Chief Executive Officer	100%
Elizabeth Eby, Senior Vice President, Finance and Chief Financial Officer	60%
Dr. Raymond Cheung, Senior Vice President and Chief Operating Officer	60%
Dr. Wupen Yuen, Senior Vice President, Chief Product Officer and General Manager	60%